Exhibit 10(o)

PACCAR Inc.

July 22, 2008

Mississippi Major Economic Impact Authority

Mississippi Development Authority

501 North West Street (39202)

Post Office Box 849

Jackson, Mississippi 39205-3613

Attn:	Gray Swoope
Executive Director

Lowndes County, Mississippi

P.O. Box 1364

Columbus, Mississippi 39703

Attn:	Harry Sanders
President of Board of Supervisors

Lowndes County Industrial Development Authority

P.O. Box 1328

Columbus, Mississippi 39703

Attn:	Thomas Lee, Sr.
President

Subject: Letter Waiver

Ladies and Gentlemen:

We refer to the Memorandum of Understanding (the “MOU”), effective as of May 24, 2007, between the State of Mississippi, the Mississippi Development Authority (“MDA”), the Mississippi Major Economic Impact Authority (“MMEIA”), the  Mississippi Department of Environmental Quality, the Mississippi Department of Employment Security, Lowndes County, Mississippi (the “County”), the Lowndes County Industrial Development Authority (the “LCIDA”), Oktibbeha County, Mississippi, and East Mississippi Community College and PACCAR Engine Company (the “Company”). Unless otherwise defined herein, the terms defined in the MOU shall be used herein as therein defined.

Section 13.05 of the MOU provides that “[t]he Company, and only the Company, may waive any of the obligations of one or more of the Inducers set forth in this MOU.”  The purpose of this letter is to waive certain of the obligations of the Inducers under the MOU, and to set forth the agreements of the affected Inducers for those waivers.

Road Construction.  Section 3.01 of the MOU enumerates the reimbursement obligations of the State for construction activities to be undertaken by the County.  Specifically, Section 3.01(b)(i) requires the State

(b)                                 to timely reimburse the County in an amount not to exceed Five Million Dollars ($5,000,000.00) for the construction of all necessary road access improvements required by the Company for the Project, including, but not limited to the following:

* * *

(ii)                                  the construction of a new 7,400 linear foot, on-site, two-lane road acceptable to the Company

In order to reduce the aggregate cost of constructing the road as well as to meet construction schedules for the Project, it is preferable for the Company to construct this road in place of the County.

Section 3.08 of the MOU provides for a reallocation of funds:

If the full amount(s) specified for an expenditure listed in Sections 3.01(a) through 3.01(e), above, is not required therefor, MDA and MMEIA agree, upon request by the Company, to reallocate such unused amount(s) to any one or more other purposes described in Sections 3.01(a) through 3.01(e), above, which cost(s) have exceeded or are expected to exceed the amount(s) provided for in said Section . . .

The Company is willing to waive the State’s obligation to reimburse the County under Section 3.01(b)(ii) provided that MDA and MMEIA agree that the cost of the road (not to exceed $1.6 million) be reallocated to the reimbursement of site improvements under Section 3.01(c).

Property Acquisition.  Section 4.01(a) of the MOU requires the County and/or the LCIDA to

[c]onvey to the Company, at no cost, by warranty deed through the LCIDA, no later than September 30, 2007, good, marketable and indefeasible fee simple title to the Project Site, which shall be free of any exceptions or encumbrances other than the encumbrances and exceptions specifically listed and described on Exhibit B attached hereto (the “Permitted Encumbrances”), together with all necessary easements benefiting the Project Site, with sole and exclusive possession of the Project Site to be delivered no later than five (5) working days from the Effective Date, in accordance with Section 4.02 below . . . .

Due to litigation regarding the estate of certain holders of mineral rights on the Project Site, the County and LCIDA were unable to convey title by September 30, 2007.  Because it has possession of the Project Site under Section 4.02 adequate to commence construction activities, the Company waives the requirement under Section 4.01(a) to convey title by September 30, 2007.

Temporary Construction Road.  Section 4.01(h) of the MOU requires the County and/or LCIDA to, “[a]t the option of the Company, build a temporary construction road from Highway 82 frontage road to the Project Site as described in Section 3.01(c), at a location approved by the Company, which road shall be completed no later than July 1, 2007”.

The temporary road required by Section 4.01(h) is no longer necessary for construction of the Project.  The existing Raymond Road will suffice once certain improvements are made.  The Company is willing to forego its option to have LCIDA and/or the County construct the temporary construction road provided that the MDA, MMEIA, the County and LCIDA agree that the cost of improving the existing Raymond Road be reallocated to the reimbursement of site improvements under Section 3.01(c).

If you agree to the foregoing, please evidence such agreement by executing and returning counterparts of this letter waiver to the Company.

This waiver shall become effective as of the date first above written when and if counterparts of this waiver shall have been executed by all of the affected Inducers.  Except as specifically provided in this letter waiver, all terms and provisions of the MOU are and shall continue to be in full force and effect.

This waiver may be executed in any number of counterparts and by any combination of the Parties in separate counterparts, each of which counterparts shall be an original and all of which taken together shall constitute one and the same waiver.

Very truly yours,

PACCAR Engine Company

By:	/s/ R. E. Bangert, II
R. E. Bangert, II
Vice President

Date: July 22, 2008

Agreed to and accepted:

Mississippi Major Economic Impact Authority

By:	/s/ Gray Swoope	Date:	July 29, 2008
Gray Swoope
Executive Director

Mississippi Development Authority

By:	/s/ Gray Swoope	Date:	July 29, 2008
Gray Swoope
Executive Director

Lowndes County, Mississippi

By:	/s/ Harry Sanders	Date:	July 28, 2008
Harry Sanders
President of Board of Supervisors

Lowndes County Industrial Development Authority

By:	/s/ Thomas Lee Sr.	Date:	July 28, 2008
Thomas Lee, Sr.
President